Exhibit 99.1

Contacts:	Investors/Financial Media:
West Pharmaceutical Services, Inc.	Financial Dynamics
Michael A. Anderson	Julie Huang/Theresa Kelleher
Vice President and Treasurer	(212) 850-5600
(610) 594-3345	wst@fd-us.com

West Pharmaceutical Services, Inc. Increases Fourth Quarter and Fiscal Year 2005
Expectations and Reaffirms 2006 Sales Target

- 2005 Earnings per Diluted Share from Continuing Operations to be $1.35 to $1.38 -

-Company Sets Earnings Release Date –

-Company to Present at the CJS Investor Securities Conference -

LIONVILLE, Pa., January 11, 2006 – West Pharmaceutical Services, Inc. (NYSE: WST), the global market leader in closure systems and syringe components for use with injectable drugs, announced today that the Company is increasing its revenue and earnings per share expectations for the fourth quarter and year ended December 31, 2005 and reaffirming its 2006 sales target.  The Company will report fourth quarter and full year 2005 financial results on Tuesday, February 21, 2006.  In addition, the Company will present at an investor conference being sponsored by CJS Securities on Thursday, January 12, 2006.

“Based on the initial reports we have received from operating units, fourth quarter sales and operating profit appear to be slightly better than expected,” said Donald E. Morel, Jr., Ph.D., West’s Chairman and Chief Executive Officer.   “At this time, we are reaffirming our sales target for 2006. We look forward to providing you the details regarding our 2005 performance and expectations for 2006 in our February earnings release and conference call.”

The Company expects annual sales for the full year 2005 to be approximately $700 million. This figure includes partial year sales of the businesses acquired during the year.  The Company also expects to report earnings per diluted share from continuing operations to be between $0.35 to $0.38 for the fourth quarter and $1.35 and $1.38 for the full year ended December 31, 2005.  The earnings estimate does not reflect the impact of tax charges associated with the repatriation of earnings from foreign subsidiaries pursuant to a temporary US tax incentive, which is estimated to be between $0.06 and $0.08 in the fourth quarter and $0.09 - $0.11 for the year, or the results of discontinued operations.

As previously announced, the Company expects full year 2006 revenues under US GAAP to be between $810 and $830 million, or 16% to 19% growth over estimated 2005 revenues to be reported under US GAAP.

West to Present at 6th Annual CJS Investor Conference

Donald E. Morel, Jr. Ph.D., the Company’s Chairman and Chief Executive Officer, and William Federici, Chief Financial Officer will present at an investor conference being sponsored by CJS Securities on Thursday, January 12, 2006.  A copy of the presentation can be found in the “Investor” section of the Company’s website, www.westpharma.com.

West to Host Earnings Conference Call

The Company will report fourth quarter and fiscal 2005 on Tuesday, February 21, 2006 at 9:00 a.m. Eastern Time.  A live broadcast of the conference call will be available at the Company’s web site, http://www.westpharma.com/, in the “Investor” section.  Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

About West Pharmaceutical Services, Inc.

West Pharmaceutical Services, Inc. is the world’s premier manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. The Company also provides products with application to the personal care, food and beverage markets. West’s customers include the world’s leading pharmaceutical, biotechnology, generic drug and medical device producers. Headquartered in Lionville, Pennsylvania, West Pharmaceutical Services supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at http://www.westpharma.com.

Safe Harbor Statement

The information contained in this document and the attachment is as of January 11, 2006.  The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.  Investors are advised, however, to consult any further disclosures the Company makes on related subjects in the Company’s 10-K,
10-Q and 8-K reports.

Certain statements contained in this press release or in other Company documents and certain statements that may be made by management of the Company orally may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use words such as “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or condition.

In particular, these include statements concerning future actions, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings and financial results.

Because actual results are affected by risks and uncertainties, the Company cautions investors that actual results may differ materially from those expressed or implied in any forward-looking statement.

It is not possible to predict or identify all such risks and uncertainties, but factors that could cause the actual results to differ materially from expected and historical results include, but are not limited to:  sales demand; the timing and commercial success of customers’ products incorporating the Company’s products and services, including specifically, the Nektar inhaled insulin product; changes in medical and pharmaceutical technologies that alter the demand for injectable drug products; the Company’s ability to pass raw material cost increases on to customers through price increases; regulatory changes affecting the marketing, use or competitiveness of Company and customer products, the use and availability of raw materials used in the Company’s products, or the operation of the Company’s facilities; maintaining or improving production efficiencies and overhead absorption; competition from other providers; the Company’s ability to develop and market value-added products; the successful integration of acquired businesses; the average profitability, or mix, of products sold in a reporting period; financial performance of unconsolidated affiliates; the potential impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003; strength of the US dollar in relation to other currencies, particularly the Euro, UK pound, Danish Krone, Japanese Yen and Singapore Dollar; inflation; US and international interest rates and the availability of debt financing; returns on pension assets in relation to the expected returns employed in preparing the Company’s financial statements; raw material price escalation, particularly petroleum-based raw materials and energy costs; disruption in the supply of raw materials, particularly petroleum based raw materials, the production of which has been affected by recent hurricane damage in the US Gulf Coast region; exposure to product quality and safety claims; availability and pricing of materials that may be affected by vendor concerns with exposure to product-related liability.